                                                                      Exhibit 11

                              POLYMER GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)

                                                                 Three Months
                                                                     Ended
                                                                ---------------
                                                                 April   April
                                                                  1,      3,
                                                                 2000    1999
                                                                ------- -------
Basic:
  Net income................................................... $ 2,137 $ 5,832
  Average common shares outstanding............................  32,003  32,000
  Net income per common share--basic........................... $  0.07 $  0.18
Diluted:
  Net income................................................... $ 2,137 $ 5,832
  Average common shares outstanding............................  32,148  32,000
  Net income per common share--diluted......................... $  0.07 $  0.18